Exhibit 21.1

LIST OF SUBSIDIARIES OF HOLISTO LTD.

Name of Subsidiary	Jurisdiction of Organization
Splitty Travel UK Ltd.	United Kingdom
Splitty Travel, Inc.	Delaware (USA)
Hoilsto MergerSub, Inc.	Cayman Islands